Exhibit 4.5

FORM OF 2031 SENIOR CALLABLE FLOATING RATE GLOBAL NOTE

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No. 53944Y BF9
ISIN No. US53944YBF97
Common Code: 322329067

LLOYDS BANKING GROUP plc

SENIOR CALLABLE FLOATING RATE NOTE DUE 2031

No. [•]	$[•]

LLOYDS BANKING GROUP plc (herein called the “Company,” which term includes any successor person under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[•] ([•] Dollars) on November 4, 2031 (the “Maturity Date”) or on such earlier date as the principal hereof may become due in accordance with the terms hereof and to pay interest thereon from, and including, the date of issuance hereof to, but excluding, November 4, 2031, quarterly in arrear on the Floating Rate Notes Interest Payment Dates (as defined on the reverse hereof). Interest so payable on any Floating Rate Notes Interest Payment Date (as defined on the reverse hereof) shall be paid to the Holder in whose name this Security is registered on the 15th calendar day immediately preceding the relevant Floating Rate Notes Interest Payment Date, whether or not such day is a Business Day, as defined in the Indenture (each a “Regular Record Date”). If (i) the Company fails to pay any installment of interest on this Security on or before its Floating Rate Notes Interest Payment Date and such failure continues for 14 days or (ii) the Company fails to pay all or any part of the principal of this Security on any date on which such principal shall otherwise have become due and payable, whether upon redemption or otherwise, and such failure continues for seven days (each of (i) and (ii), a “Default”), the Trustee may commence a proceeding for the winding up of the Company, provided that the Trustee may not, upon the occurrence of a Default, declare the principal amount of any of the Outstanding Securities to be due and payable.

As set forth on the reverse hereof, interest shall accrue on this Security from day to day from the date of issuance hereof until the principal amount hereof is paid or made available for payment.

Payments of interest on this Security shall be computed on the basis of a 360-day year and the actual number of days elapsed in such period.

Payment of the principal amount of (and premium, if any) and any interest on, this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such payment shall be made to the Holder including through a Paying Agent of the Company. However, if a Floating Rate Notes Interest Payment Date would fall on a day that is not a Business Day, other than the interest payment date that is also a redemption date or the Maturity Date, the Floating Rate Notes Interest Payment Date will be postponed to the next succeeding day that is a Business Day and interest thereon will continue to accrue, except that if the Business Day falls in the next succeeding calendar month, the applicable Floating Rate Notes Interest Payment Date will be the immediately preceding Business Day. In each such case, except for the Floating Rate Notes Interest Payment Date falling on a redemption date or the Maturity Date, the Floating Rate Notes Interest Periods and the Floating Rate Notes Reset Dates (as defined below) will be adjusted accordingly to calculate the amount of interest payable on the Securities.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner of such Security for the purpose of receiving payment of principal and interest, if any, on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or beneficial owner of this Security, by purchasing or acquiring this Security, each Holder (including each beneficial owner) of this Security acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Securities; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Securities into shares or other securities or other obligations of the Company or another person (and the issue to or conferral on the holder of such shares, securities or obligations, including by means of amendment, modification or variation of the terms of the Securities); and/or (iii) the amendment or alteration of the maturity of the Securities, or amendment of the amount of interest due on the Securities, or the dates on which interest becomes payable, including by suspending payment for a temporary period; any U.K. bail-in power may be exercised by means of variation of the terms of the Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. With respect to (i), (ii) and (iii) above, references to principal and interest shall include payments of principal and interest that have become due and payable (including principal that has become due and payable at the maturity date), but which have not been paid, prior to the exercise of any U.K. bail-in power. Each Holder and each beneficial owner of the Securities further acknowledges and agrees that the rights of the Holders and/or beneficial owners under the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down, conversion, transfer, modification, moratorium and/or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of financial holding companies, mixed financial holding companies, banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted in the United Kingdom within the context of the U.K. resolution regime under the Banking Act 2009 as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013, secondary legislation or otherwise) and/or the Loss Absorption Regulations, pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, canceled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. A reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power.

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IN WITNESS WHEREOF, the Company has caused this Security to be duly executed.

Dated:

LLOYDS BANKING GROUP PLC

Name:
Title:

[Global Floating Rate Note Signature Page]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON,
acting through its London Branch, as Trustee

By:
Authorized Signatory

[Global Floating Rate Note Signature Page]

[REVERSE OF SECURITY]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under a Senior Debt Securities Indenture, dated as of July 6, 2010, as amended by the First Supplemental Indenture dated as of July 6, 2016 (herein called the “Senior Indenture”), among the Company, as issuer, and The Bank of New York Mellon, acting through its London Branch as trustee (herein called the “Trustee,” which term includes any successor trustee under the Senior Indenture), as supplemented by the Twenty-Second Supplemental Indenture dated as of November 4, 2025, among the Company, the Trustee, The Bank of New York Mellon, acting through its London Branch, as paying agent (herein called the “Paying Agent”) and The Bank of New York Mellon SA/NV, Dublin Branch, as Senior Debt Security Registrar (the “Twenty-Second Supplemental Indenture”, and, together with the Senior Indenture, the “Indenture”) to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $300,000,000. The Company may, without the consent of the Holders of the Securities, issue additional notes having the same ranking and interest rate, maturity date, redemption terms and other terms as the Securities except for the price to the public, issue date and first interest payment date, provided that such additional notes must be fungible with the outstanding Securities for U.S. federal income tax purposes. Any such Securities, together with this Security, will constitute a single series of securities under the Indenture. The Securities will initially be issued in the form of one or more global Securities (each, a “Global Security”). Except as provided in the Indenture, a Global Security shall not be exchangeable for one or more definitive Securities.

The Securities of this series will constitute direct, unconditional, unsecured and unsubordinated obligations of the Company, as described herein, and will rank pari passu and without any preference among themselves and at least pari passu with all of the Company’s other outstanding unsecured and unsubordinated obligations, present and future subject to such exceptions as may be provided by mandatory provisions of applicable law.

The Floating Rate Notes Interest Rate will be equal to the sum of (A) the SOFR Index Average (as defined below), as determined, with respect to each Floating Rate Notes Interest Period (as defined below), on the applicable Floating Rate Notes Interest Determination Date (as defined below), and (B) 1.100% per annum, provided that the Floating Rate Notes Interest Rate with respect to any Floating Rate Notes Interest Period shall be subject to a minimum rate per annum of 0.00%, calculated on the basis of a 360-day year and the actual number of days elapsed.

The first Floating Rate Notes Interest Payment Date (as defined below) will fall on February 4, 2026. Thereafter, interest on the Securities will be paid quarterly in arrear on February 4, May 4, August 4 and November 4 of each year (together with the first Floating Rate Notes Interest Payment Date, each a “Floating Rate Notes Interest Payment Date”). However, if a Floating Rate Notes Interest Payment Date would fall on a day that is not a Business Day, other than the interest payment date that is also a redemption date or the Maturity Date, the Floating Rate Notes Interest Payment Date will be postponed to the next succeeding day that is a Business Day and interest thereon will continue to accrue, except that if the Business Day falls in the next succeeding calendar month, the applicable Floating Rate Notes Interest Payment Date will be the immediately preceding Business Day. In each such case, except for the Floating Rate Notes Interest Payment Date falling on a redemption date or the Maturity Date, the Floating Rate Notes Interest Periods and the Floating Rate Notes Reset Dates will be adjusted accordingly to calculate the amount of interest payable on the Securities.

The Floating Rate Notes Interest Rate will be reset on each Floating Rate Notes Interest Payment Date (together with the initial Floating Rate Notes Reset Date, each a “Floating Rate Notes Reset Date”). However, if any Floating Rate Notes Reset Date would otherwise be a day that is not a Business Day, that Floating Rate Notes Reset Date will be postponed to the next succeeding day that is a Business Day, except that if the Business Day falls in the next succeeding calendar month, the applicable Floating Rate Notes Reset Date will be the immediately preceding Business Day.

Interest will be paid to Holders of record of the Securities in respect of the principal amount thereof outstanding 15 calendar days immediately preceding the relevant Floating Rate Notes Interest Payment Date, whether or not a Business Day. If the scheduled maturity date or date of redemption or repayment is not a Business Day, the Company may pay interest and principal on the next succeeding Business Day, but interest on that payment shall not accrue during the period from and after the scheduled Maturity Date or date of redemption or repayment.

The first interest period will begin on and include November 4, 2025 and will end on and exclude February 4, 2026. Thereafter, the interest periods will be the periods from and including a Floating Rate Notes Interest Payment Date to but excluding the immediately succeeding Floating Rate Notes Interest Payment Date (together with the initial interest period, each a “Floating Rate Notes Interest Period”). However, the final Floating Rate Notes Interest Period will be the period from and including the Floating Rate Notes Interest Payment Date immediately preceding the Maturity Date to but excluding the Maturity Date.

The Calculation Agent in respect of the Security will determine the Floating Rate Notes Interest Rate for each Floating Rate Notes Interest Period on the fifth U.S. Government Securities Business Day by reference to the SOFR Index Average (as defined below) on that date (the “Floating Rate Notes Interest Determination Date”). If a tax redemption or Loss Absorption Disqualification Event redemption (see Section 11.08 of the Senior Indenture and Section 11.10 of the Senior Indenture as supplemented by the

Twenty-Second Supplemental Indenture) occurs, the Floating Rate Notes Interest Determination Date will be on the fifth U.S. Government Securities Business Day preceding such tax redemption or Loss Absorption Disqualification Event redemption date, as applicable.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Subject to the circumstances described herein, the “SOFR Index Average” for each Floating Rate Notes Interest Period shall be equal to the value of the SOFR rates for each day during the relevant Floating Rate Notes Interest Period as calculated by the Calculation Agent as follows:

with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards, where:

“dc” for any SOFR Observation Period, means the number of calendar days in the relevant SOFR Observation Period;

“SOFR Index” means the SOFR Index in relation to any U.S. Government Securities Business Day as published by the NY Federal Reserve on the NY Federal Reserve’s Website at the SOFR Determination Time;

“SOFR IndexEnd” means the SOFR Index value on the date that is five U.S. Government Securities Business Days preceding the Floating Rate Notes Interest Payment Date relating to such Floating Rate Notes Interest Period (or in the final Floating Rate Notes Interest Period, preceding the Maturity Date) (such date a “SOFR Index Determination Date”); and

“SOFR IndexStart” means the SOFR Index value on the date that is five U.S. Government Securities Business Days preceding the first date of the relevant Floating Rate Notes Interest Period (such date a “SOFR Index Determination Date”), and, for the initial Floating Rate Notes Interest Period, the SOFR Index value on October 28, 2025.

Subject to the circumstances described herein, if the SOFR Index is not published on any relevant SOFR Index Determination Date and a SOFR Benchmark Event and its related SOFR Benchmark Replacement Date has not occurred, the “SOFR Index Average” for such Floating Rate Notes Interest Period shall be calculated by the Calculation Agent on the relevant Floating Rate Notes Interest Determination Date as follows:

with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards, where:

“d” for any SOFR Observation Period, means the number of calendar days in the relevant SOFR Observation Period;

“do” for any SOFR Observation Period, means the number of U.S. Government Securities Business Days in the relevant SOFR Observation Period;

“i” means a series of whole numbers from one to do, each representing the relevant U.S. Government Securities Business Days in chronological order from (and including) the first U.S. Government Securities Business Day in the relevant SOFR Observation Period;

“ni” for any U.S. Government Securities Business Day “i” in the relevant SOFR Observation Period, means the number of calendar days from (and including) such U.S. Government Securities Business Day “i” up to (but excluding) the following U.S. Government Securities Business Day (“i+1”); and

“SOFRi” for any U.S. Government Securities Business Day “i” in the relevant SOFR Observation Period, is equal to SOFR in respect of that day “i”.

In connection with the SOFR provisions above, the following definitions apply:

“Bloomberg Screen SOFRRATE Page” means the Bloomberg screen designated “SOFRRATE” or any successor page or service; “NY Federal Reserve” means the Federal Reserve Bank of New York;

“NY Federal Reserve’s Website” means the website of the NY Federal Reserve, currently at www.newyorkfed.org, or any successor website of the NY Federal Reserve or the website of any successor administrator of SOFR;

“Reuters Page USDSOFR=” means the Reuters page designated “USDSOFR=” or any successor page or service;

“SOFR” means, with respect to any day (including any U.S. Government Securities Business Day), the rate determined by the Calculation Agent, as the case may be, in accordance with the following provisions:

(a)       the Secured Overnight Financing Rate published at the SOFR Determination Time, as such rate is reported on the Bloomberg Screen SOFRRATE Page, then the Secured Overnight Financing Rate published at the SOFR Determination Time, as such rate is reported on the Reuters Page USDSOFR= or, if no such rate is reported on the Reuters Page USDSOFR=, then the Secured Overnight Financing Rate that appears at the SOFR Determination Time on the NY Federal Reserve’s Website; or

(b)       if the rate specified in (a) above does not appear, the SOFR published on the NY Federal Reserve’s Website for the first preceding U.S. Government Securities Business Day for which SOFR was published on the NY Federal Reserve’s Website;

“SOFR Determination Time” means approximately 3:00 p.m. (New York City time) on the NY Federal Reserve’s Website on the immediately following U.S. Government Securities Business Day; and

“SOFR Observation Period” means, in respect of each Floating Rate Notes Interest Period, the period from (and including) the fifth U.S. Government Securities Business Day preceding the first date in such Floating Rate Notes Interest Period to (but excluding) the fifth U.S. Government Securities Business Day preceding the Floating Rate Notes Interest Payment Date (or in the final Floating Rate Notes Interest Period, preceding the Maturity Date) for such Floating Rate Notes Interest Period.

Notwithstanding the provisions above, if a SOFR Benchmark Event and its related SOFR Benchmark Replacement Date occurs when any Floating Rate Notes Interest Rate (or any component part thereof) remains to be determined by reference to the SOFR Benchmark in respect of the Securities, then the Company (or its designee) may, at its sole discretion, appoint and consult with an Independent Adviser, as soon as reasonably practicable, with a view to the Company (or its designee) determining a SOFR Benchmark Replacement and the applicable SOFR Benchmark Replacement Adjustment Spread and any other amendments to the terms of the Securities, in accordance with the provisions below.

In the absence of fraud, the Company (or its designee) and any Independent Adviser appointed pursuant hereto, as applicable, shall have no liability whatsoever to the Company, the Trustee, the Calculation Agent, any paying agent or the Holders of the Securities for any determination made by it or for any advice given to the Company (or its designee) in connection with any determination made by the Company (or its designee) pursuant hereto.

If the Company (or its designee) has not appointed an Independent Adviser in accordance herewith, the Company (or its designee) may still make any determinations and/or any amendments contemplated by and in accordance herewith (with the relevant provisions herein applying mutatis mutandis to allow such determinations or amendments to be made by the Company (or its designee) without consultation with an Independent Adviser). Any determination, decision or election that may be made by the Company (or its designee) pursuant hereto, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or its designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Securities, shall become effective without consent from the Holders of the Securities or any other party.

Subject to the paragraph below, if the Company (or its designee), following consultation with its Independent Adviser, no later than three Business Days prior to the Floating Rate Notes Interest Determination Date relating to the next Floating Rate Notes Interest Period (the “Determination Cut-off Date”) determines the SOFR Benchmark Replacement for the purposes of determining the Floating Rate Notes Interest Rate for all future Floating Rate Notes Interest Periods (subject to the subsequent operation hereof during any other future Floating Rate Notes Interest Periods), then such SOFR Benchmark Replacement shall be the SOFR Benchmark for all future Floating Rate Notes Interest Periods (subject to the subsequent operation hereof during any other future Floating Rate Notes Interest Period(s)).

Notwithstanding the above paragraph, if the Company (or its designee), following consultation with its Independent Adviser, determines prior to the Determination Cut-off Date that no SOFR Benchmark Replacement exists then the relevant Floating Rate Notes Interest Rate shall be determined using the SOFR Benchmark last displayed on the relevant page prior to the relevant Floating Rate Notes Interest Determination Date. This paragraph shall apply to the relevant Floating Rate Notes Interest Period only. Any subsequent Floating Rate Notes Interest Period(s) shall be subject to the subsequent operation of, and adjustment as provided herein.

Promptly following the determination of the SOFR Benchmark Replacement as described herein, the Company (or its designee) shall give notice thereof pursuant hereto to the Trustee, the Calculation Agent, any paying agents and the Holders of the Securities. For the avoidance of doubt, neither the Trustee, the Calculation Agent nor any paying agents shall have any responsibility for making such determination.

Subject to receipt of notice pursuant to the above paragraph, the Trustee, the Calculation Agent and any paying agents shall, at the direction and expense of the Company, effect such waivers and consequential amendments to the terms and conditions of the Securities, the Indenture and any other document as the Company (or its designee), following consultation with its Independent Adviser, determines may be required to give effect to any application hereof, including, but not limited to:

(i)       changes to the terms and conditions of the Securities which the Company (or its designee), following consultation with its Independent Adviser, determines may be required in order to follow market practice (determined according to factors including, but not limited to, public statements, opinions and publications of industry bodies and organizations) in relation to such SOFR Benchmark Replacement, including, but not limited to (A) the Business Day, business day convention, day count fraction, Floating Rate Notes Interest Determination Date and/or any relevant time applicable to the Securities and (B) the method for determining the fallback to the Floating Rate Notes Interest Rate if such SOFR Benchmark Replacement is not available; and

(ii)       any other changes which the Company (or its designee), following consultation with its Independent Adviser, determines are reasonably necessary to ensure the proper operation and comparability to the SOFR Benchmark of such SOFR Benchmark Replacement, which changes shall apply to the Securities for all future Floating Rate Notes Interest Periods (subject to the subsequent operation hereof). None of the Trustee, the Calculation Agent or any paying agents shall be responsible or liable for any determinations, decisions or elections made by the Company (or its designee) with respect to any waivers or consequential amendments to be effected pursuant hereto or any other changes and shall be entitled to rely conclusively on any certifications provided to each of them in this regard.

No consent of the Holders of the Securities shall be required in connection with effecting the relevant SOFR Benchmark Replacement as described herein or such other relevant adjustments pursuant hereto, including for the execution of, or amendment to, any documents or the taking of other steps by the Company (or its designee) or any of the parties to the Indenture (if required).

By its acquisition of the Securities, each Holder and beneficial owner of the Securities and each subsequent holder and beneficial owner acknowledges, accepts, agrees to be bound by, and consents to, the Company’s (or its designee’s) determination of the SOFR Benchmark Replacement, as contemplated hereby, and to any amendment or alteration of the terms and conditions of the Securities, including an amendment of the amount of interest due on the Securities, as may be required in order to give effect hereto, without the need for any further consent from the Holders of the Securities. The Trustee shall be entitled to rely on this deemed consent in connection with any supplemental indenture or amendment which may be necessary to give effect to the SOFR Benchmark Replacement or any application hereof.

By its acquisition of the Securities, each Holder and beneficial owner of the Securities and each subsequent holder and beneficial owner waives any and all claims in law and/or equity against the Trustee, the Calculation Agent and any paying agent for, agrees not to initiate a suit against the Trustee, the Calculation Agent and any paying agent in respect of, and agrees that neither the Trustee, the Calculation Agent or any paying agent will be liable for, any action that the Trustee, the Calculation Agent or any paying agent, as the case may be, takes, or abstains from taking, in each case in accordance herewith or any losses suffered in connection therewith.

Notwithstanding any other provision hereof, no SOFR Benchmark Replacement will be adopted, nor will the SOFR Benchmark Replacement Adjustment (as applicable) be applied, nor will any other amendments to the terms and conditions of the Securities be made, if and to the extent that, in the determination of the Company, the same could reasonably be expected to result in the exclusion of the Securities (in whole or in part) from the Company’s and/or its subsidiaries’ minimum requirements for (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments, in each case as such minimum requirements are applicable to the Company and/or its subsidiaries and as determined in accordance with, and pursuant to, the relevant Loss Absorption Regulations.

“Corresponding Tenor” with respect to a SOFR Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current SOFR Benchmark;

“Independent Adviser” means an independent financial institution of international repute or an independent financial adviser with appropriate expertise appointed by the Company hereunder;

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor;

“ISDA Definitions” means the 2006 ISDA Definitions, as published by ISDA, as amended, supplemented or replaced from time to time;

“ISDA Fallback Rate” means the rate to be effective upon the occurrence of a SOFR Index Cessation Event according to (and as defined in) the ISDA Definitions, where such rate may have been adjusted for an overnight tenor, but without giving effect to any additional spread adjustment to be applied according to such ISDA Definitions;

“ISDA Spread Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that shall have been selected by ISDA as the spread adjustment that would apply to the ISDA Fallback Rate;

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the NY Federal Reserve or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the NY Federal Reserve, or any successor;

“SOFR Benchmark” means, initially, the SOFR Index Average, provided that if a SOFR Benchmark Event has occurred with respect to the SOFR Index Average or the then-current SOFR Benchmark, then “SOFR Benchmark” means the applicable SOFR Benchmark Replacement;

“SOFR Benchmark Event” means the occurrence of one or more of the following events with respect to the then-current SOFR Benchmark (including the daily published component used in the calculation thereof):

(1)       a public statement or publication of information by or on behalf of the administrator of the SOFR Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the SOFR Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the SOFR Benchmark (or such component);

(2)       a public statement or publication of information by the regulatory supervisor for the administrator of the SOFR Benchmark (or such component), the central bank for the currency of the SOFR Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the SOFR Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the SOFR Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the SOFR Benchmark (or such component), which states that the administrator of the SOFR Benchmark (or such component) has ceased or will cease to provide the SOFR Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the SOFR Benchmark (or such component); or

(3)       a public statement or publication of information by the regulatory supervisor for the administrator of the SOFR Benchmark announcing that the SOFR Benchmark is no longer representative;

“SOFR Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company, following consultation with its Independent Adviser:

(a)       the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current SOFR Benchmark for the applicable Corresponding Tenor and (b) the SOFR Benchmark Replacement Adjustment;

(b)       the sum of (a) the ISDA Fallback Rate and (b) the SOFR Benchmark Replacement Adjustment; or

(c)       the sum of (a) the alternate rate that has been selected by the Company, in consultation with the Independent Adviser, as the replacement for the then-current SOFR Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate as a replacement for the then-current SOFR Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the SOFR Benchmark Replacement Adjustment;

“SOFR Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company, following consultation with its Independent Adviser:

(a)       the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted SOFR Benchmark Replacement;

(b)       if the applicable Unadjusted SOFR Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Spread Adjustment;

(c)       the spread adjustment (which may be a positive or negative value or zero) determined by the Company, following consultation with its Independent Adviser, giving due consideration to any industry accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current SOFR Benchmark with the applicable Unadjusted SOFR Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time;

“SOFR Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current SOFR Benchmark (including the daily published component used in the calculation thereof):

(1)       in the case of clause (1) or (2) of the definition of “SOFR Benchmark Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the SOFR Benchmark permanently or indefinitely ceases to provide the SOFR Benchmark (or such component); or

(2)       in the case of clause (3) of the definition of “SOFR Benchmark Event,” the date of the public statement or publication of information referenced therein; and

“Unadjusted SOFR Benchmark Replacement” means the SOFR Benchmark Replacement excluding the applicable SOFR Benchmark Replacement Adjustment.

All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company, the Trustee, the Paying Agent and on the Holders of the Securities.

By its acquisition of Securities or an interest therein, each holder and beneficial owner of Securities and each subsequent holder and beneficial owner waives any and all claims in law and/or equity against the Trustee, the Calculation Agent or any paying agent for, agrees not to initiate a suit against the Trustee, the Calculation Agent and any paying agent in respect of, and agrees that none of the Trustee, the Calculation Agent or any paying agent will be liable for, any action that the Trustee, the Calculation Agent or any paying agent, as the case may be, takes, or abstains from taking, in each case in accordance herewith or any losses suffered in connection therewith.

Subject to Section 11.11 of the Indenture and on at least 5 Business Days but no more than 30 Business Days’ prior written notice delivered to the Holders of the Securities (with a copy to the Trustee), the Company may in its sole discretion (but subject to, if and to the extent then required by the Relevant Regulator or the Loss Absorption Regulations, the Company giving notice to the Relevant Regulator and the Relevant Regulator granting the Company permission) redeem the Securities, in whole, but not in part, on November 4, 2030 at a redemption price equal to 100% of the principal amount of the Securities plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

If an Event of Default with respect to the Securities of this series shall have occurred and be continuing, the Trustee or the Holder or Holders of not less than 25% in aggregate principal amount of the Outstanding Securities of this series may declare the principal amount of, and any accrued interest on and any Additional Amounts on, all the Securities to be due and payable immediately, in the manner, with the effect and subject to the conditions provided in the Indenture.

Except as otherwise provided in Article 5 of the Indenture, during the continuance of an Event of Default, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of Holders of Securities by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted herein, or to enforce any other legal or equitable right vested in the Trustee by the Indenture or by law, provided, however, that the Company shall not, as a result of the bringing of such judicial proceedings, be required to pay any amount representing or measured by reference to the principal of, or any interest on, the Securities prior to any date on which the principal of, or any interest on, the Securities would have otherwise been payable by the Company.

If a Default occurs, the Trustee may commence a proceeding for the winding-up of the Company and/or prove in a winding-up of the Company, provided that the Trustee may not, upon the occurrence of a Default, (except in such winding-up, in accordance with Section 5.01 of the Indenture) declare the principal amount of any of the Outstanding Securities to be due and payable.

Failure to make any payment in respect of this Security shall not be a Default if such payment is withheld or refused and an Opinion of Counsel is delivered to the Trustee concluding that such sums were not paid in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, provided, however, that the Trustee may by notice to the Company require the Company to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an Opinion of Counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Company shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such action results in a determination that the relevant payment can be made without violating any applicable law, regulation or order then the provisions of the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of 14 days (in the case of payments under Section 5.03(a) of the Indenture) or seven days (in the case of payments under Section 5.03(b) of the Indenture) after the Trustee gives written notice to the Company informing it of such resolution.

Subject to applicable law, no Holder may exercise or claim any right of set-off, counterclaim, combination of accounts, compensation or retention in respect of any amount owed to it by the Company arising under or in connection with the Securities. The Holders of Securities by their acceptance thereof will be deemed to have waived any right of set-off, counterclaim, combination of accounts, compensation and retention with respect to the Securities or the Senior Indenture (or between the obligations under or in respect of the Securities and any liability owed by a Holder to the Company) that they might otherwise have against the Company.

No remedy against the Company other than as referred to in Article 5 of the Indenture shall be available to the Trustee (on behalf of the Holders) or the Holders, whether for the recovery of amounts owing in respect of the Securities or under the Indenture or in respect of any breach by the Company of any of its other obligations under or in respect of the Securities or under the Indenture, except that the Trustee and the Holders shall have such rights and powers as they are required to have under the Trust Indenture Act.

Amounts to be paid on the Securities of this series will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges or fees imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (the “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If at any time a Taxing Jurisdiction requires the Company to make such deduction or withholding, the Company will pay additional amounts with respect to interest only on the Securities of this series (“Additional Amounts”) that are necessary in order that the net amounts of interest paid to the Holders, after the deduction or withholding, shall equal the amounts of interest only which would have been payable on the Securities if the deduction or withholding had not been required. However, this will not apply to any such tax, levy, impost, duty, charge or fee, which would not have been deducted or withheld but for the fact that:

(i) the Holder or the beneficial owner of a Security is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or is physically present in, the Taxing Jurisdiction or otherwise has some connection with the Taxing Jurisdiction other than the holding or ownership of a Security, or the collection of any payment of (or in respect of) principal of, or interest or other payments on, any Security,

(ii) except in the case of winding-up in the United Kingdom, the relevant Security is presented (where presentation is required) for payment in the United Kingdom,

(iii) the relevant Security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to the Additional Amounts on presenting the same for payment at the close of that 30 day period,

(iv) the Holder or the beneficial owner of the relevant Security or the beneficial owner of any payment of (or in respect of) principal of, or interest or other payments on, the Security failed to comply with a request of the Company or its liquidator or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (y) to make any declaration or other similar claim to satisfy any requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from all or part of the tax, levy, impost, duty, charge or fee,

(v) the deduction or withholding is imposed by reason of any agreement with the U.S. Internal Revenue Service in connection with Sections 1471-1474 of the U.S. Internal Revenue Code and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and the United Kingdom or any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted or issued in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement; or

(vi) any combination of clauses (i) through (v) above,

nor shall Additional Amounts be paid with respect to interest only on the Securities to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the Holder. With respect to any deduction or withholding made by any of the Company, the Trustee, the Paying Agent or another withholding agent from any amount payable on, or in respect of, the Securities in the events described in clauses (i) through (vi) above, the amounts so deducted or withheld shall be treated as having been paid to the holder of the Securities, and no additional amounts will be paid on account of any such deduction or withholding. None of the Company, the Trustee, the Paying Agent or another withholding agent shall have any liability in connection with their compliance with any such withholding obligation under applicable law.

References herein to the payment of interest on the Securities shall be deemed to include mention of the payment of Additional Amounts provided for in the foregoing paragraph to the extent that, in such context, Additional Amounts are, were or would be payable under the foregoing provisions.

In addition to the Company’s right to redeem the Securities on November 4, 2030, the Securities of this series are redeemable, as a whole but not in part, at the option of the Company (subject to, if and to the extent required by the Relevant Regulator or the Loss Absorption Regulations, the Company giving notice to the Relevant Regulator and the Relevant Regulator granting the Company permission), on not less than 30 nor more than 60 days’ notice, on any Payment Date, at a redemption price equal to 100% of the principal amount, together with accrued but unpaid interest thereon, if any, in respect of the Securities to the date fixed for redemption, if, at any time, the Company shall determine that as a result of a change in or amendment to the laws or regulations of the Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or any change in the application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective on or after November 4, 2025:

(a) in making payment under the Securities the Company has or will or would on the next Payment Date become obligated to pay Additional Amounts;

(b) the payment of interest on the next Payment Date in respect of the Securities would be treated as a “distribution” within the meaning of Chapter 2 of Part 23 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being); or

(c) on the next Payment Date the Company would not be entitled to claim a deduction in respect of such payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Company would be materially reduced).

In any case where the Company shall determine that, in accordance with Section 11.08 of the Senior Indenture, it is entitled to redeem the Securities of this series, the Company shall be required to deliver to the Trustee prior to the giving of any notice of redemption (i) a written legal opinion of independent United Kingdom counsel of recognized standing (selected by the Company) in a form satisfactory to the Trustee confirming that the relevant change or amendment has occurred and that the Company is entitled to exercise its right of redemption and (ii) an Officer’s Certificate, evidencing compliance with such provisions and stating that the Company is entitled to redeem the Securities pursuant to the terms of the Securities.

The Company may, at the Company’s option (but subject to, if and to the extent then required by the Relevant Regulator or the Loss Absorption Regulations, the Company giving notice to the Relevant Regulator and the Relevant Regulator granting the Company permission), having given not less than 15 nor more than 30 days’ notice to holders, redeem all but not some only of the Securities outstanding at any time at 100% of their principal amount together with any accrued but unpaid interest to the date of redemption, if immediately prior to the giving of the notice referred to above, the Company delivers to the Trustee an Officer’s Certificate stating that a Loss Absorption Disqualification Event has occurred. Any redemption or purchase of Securities (other than redemption on the relevant maturity date), and any modification to the terms of the Securities or any indenture relating thereto, is subject to, if and to the extent then required by the Relevant Regulator or the Loss Absorption Regulations, the Company giving notice to the Relevant Regulator and the Relevant Regulator granting the Company permission therefor and otherwise to compliance with the Loss Absorption Regulations if and to the extent then required thereunder. The Trustee shall be entitled to accept such Officer’s Certificate without any further inquiry and without liability to any person, in which event such Officer’s Certificate shall be conclusive and binding on the Trustee and the Holders and beneficial owners.

If the Company elects to redeem the Securities of this series, the Securities will cease to accrue interest from the date of redemption, provided the redemption price has been paid in accordance with the Indenture.

Upon payment of (i) the amount of principal (and premium, if any) so declared due and payable and (ii) accrued and unpaid interest, all of the Company’s obligations in respect of the payment of the principal of (and premium, if any), and accrued and unpaid interest on, the Securities of this series shall terminate.

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or beneficial owner of the Securities, by purchasing or acquiring the Securities each Holder (including each beneficial owner) of the Securities acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Securities; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Securities into shares or other securities or other obligations of the Company or another person (and the issue to or conferral on the holder of such shares, securities or obligations, including by means of amendment, modification or variation of the terms of the Securities); and/or (iii) the amendment or alteration of the maturity of the Securities, or amendment of the amount of interest due on the Securities, or the dates on which interest becomes payable, including by suspending payment for a temporary period; any U.K. bail-in power may be exercised by means of variation of the terms of the Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. With respect to (i), (ii) and (iii) above, references to principal and interest shall include payments of principal and interest that have become due and payable (including principal that has become due and payable at the maturity date), but which have not been paid, prior to the exercise of any U.K. bail-in power. Each Holder and each beneficial owner of the Securities further acknowledges and agrees that the rights of the Holders and/or beneficial owners under the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

By purchasing or acquiring the Securities, each Holder and each beneficial owner of the Securities:

(i) acknowledges and agrees that no exercise of the U.K. bail-in power by the relevant U.K. resolution authority in respect of the Securities shall give rise to a default or an Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(ii) to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Securities; and

(iii) acknowledges and agrees that, upon the exercise of any U.K. bail-in power by the relevant U.K. resolution authority, (a) the Trustee shall not be required to take any further directions from Holders or beneficial owners of the Securities under Section 5.12 of the Senior Indenture, and (b) neither the Senior Indenture nor the Twenty-Second Supplemental Indenture shall impose any duties upon the Trustee whatsoever with respect to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority. Notwithstanding the foregoing, if, following the completion of the exercise of the U.K. bail-in power by the relevant U.K. resolution authority, any of the Securities remain outstanding (for example, if the exercise of the U.K. bail-in power results in only a partial write-down of the principal of the Securities), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Securities following such completion to the extent that the Company and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Twenty-Second Supplemental Indenture, unless the Company and the Trustee agree in writing that a supplemental indenture is not necessary.

Each Holder or beneficial owner that acquires its Securities in the secondary market shall be deemed to acknowledge, agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders and beneficial owners of the Securities that acquire the Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Securities, including in relation to the U.K. bail-in power.

By purchasing or acquiring the Securities, each Holder and each beneficial owner shall be deemed to have (i) consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the Securities and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Securities to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the Securities as it may be imposed, without any further action or direction on the part of such Holder or beneficial owner or the Trustee.

No repayment of the principal amount of the Securities or payment of interest on the Securities shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom applicable to the Company and the Group.

Neither a reduction or cancellation, in part or in full, of the principal amount of, or interest on, the Securities or the conversion thereof into another security or obligation of the Company or another person, as a result of the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Company, nor the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Securities will be a Default or an Event of Default for any purpose.

Upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Securities, the Company shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. bail-in power for purposes of notifying Holders of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes. Any delay or failure by the Company in delivering the notices referred to in this paragraph shall not affect the validity and enforceability of the U.K. bail-in power.

The Company’s obligations to indemnify the Trustee in accordance with Section 6.07 of the Indenture shall survive any exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Securities.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be affected thereby by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time outstanding of each such series. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Securities, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay, if and when due and payable, the principal of (and premium, if any) and interest on, this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As set forth in, and subject to, the provisions of the Indenture, no Holder of the Securities will have the right to institute any proceeding with respect to the Indenture, this Security or any remedy thereunder; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal or interest as and when the same shall have become due and payable in accordance with the terms hereof and the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the right of the Holder of this Security, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest on, this Security when due and payable in accordance with the provisions of this Security and the Indenture.

This Security is governed by the laws of the State of New York, except for the waiver of set-off provisions relating to the Securities which are governed by and construed in accordance with the laws of Scotland.

Unless otherwise defined herein, all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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